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                                                                Exhibit 99(k)(4)

                            CLAYMORE SECURITIES, INC.

                             WAIVER RELIANCE LETTER

                                                 August 26, 2003

MBIA Capital/Claymore Managed Duration
 Investment Grade Municipal Fund
113 King Street
Armonk, New York  10504

Ladies and Gentleman:

          Claymore Securities, Inc. (the "Servicing Agent") and MBIA Capital/Claymore Managed Duration Investment Grade Municipal Fund (the "Fund") have entered into a Servicing Agreement, dated as of the date hereof (the "Servicing Agreement"), pursuant to which the Servicing Agent has agreed to furnish certain services to the Fund on the terms and subject to the conditions of the Servicing Agreement.

          The Servicing Agreement provides, among other things, that the Fund will pay to the Servicing Agent as full compensation for all services rendered by the Servicing Agent to the Fund under the Servicing Agreement a monthly fee in arrears at an annual rate equal to .26% of the average daily value of such Fund's Managed Assets (as defined in the Servicing Agreement) (such fee being referred to herein as the "Servicing Fee"). The Servicing Agent has covenanted to the underwriters of the Fund's common shares that the Servicing Agent will waive receipt of certain payments that would be expenses of the Fund, as set forth below. The Servicing Agent understands that you intend to disclose this undertaking in your Registration Statement on Form N-2 and the prospectus included therein. This letter confirms that you may rely on such undertaking for purposes of making disclosure in your Registration Statement and prospectus and authorizes you to offset the appropriate amount of the waived payments described herein against the Servicing Fee.

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                                        2

          For the period from the commencement of each Fund's investment operations through September 1, 2004, and for the 12 month periods through September 1 in each indicated year during the term of the Servicing Agreement (including any continuation thereof), the Servicing Agent will waive receipt of certain payments that would be expenses of the Fund in the amount determined by applying the following annual rates to the average daily value of the Fund's Managed Assets:

          THROUGH SEPTEMBER 1                   WAIVER
          -------------------                   ------
                   2004                          .060%
                   2005                          .060%
                   2006                          .060%
                   2007                          .060%
                   2008                          .060%
                   2009                          .028%

          The Servicing Agent intends to cease to so waive receipt of payments upon the earlier of (i) September 2, 2009 or (ii) termination of the Servicing Agreement.

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                                        3

          Please acknowledge the foregoing by signing this letter in the space provided below and returning the executed copy to the Servicing Agent.

                                         Sincerely,

                                         CLAYMORE SECURITIES, INC.


                                         By:   /s/ Nicholas Dalmaso
                                              --------------------------------
                                              Name:  Nicholas Dalmso
                                              Title: Senior Managing Director
                                                     & General Counsel

CONFIRMED AND ACCEPTED

MBIA CAPITAL/CLAYMORE MANAGED DURATION
INVESTMENT GRADE MUNICIPAL FUND


By:    /s/ Marc D. Morris
     ------------------------------------
     Name:  Marc D. Morris
     Title: Chief Financial Officer